Exhibit 4.28

STOCK ISSUANCE AGREEMENT

This STOCK ISSUANCE AGREEMENT (this “Agreement”) is made as of December 23, 2023 (the “Effective Date”) between Chromocell Therapeutics Corporation, a Delaware corporation (“Chromocell”) and Benuvia Operations, LLC, a Delaware limited liability company (“Benuvia”). Chromocell and Benuvia are collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, Subject to the terms and conditions set forth in this Agreement and pursuant to applicable exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”), Chromocell desires to issue to Benuvia, and Benuvia desires to receive from Chromocell shares of Chromocell’s common stock, par value $0.0001 per share (“Common Stock”) as set forth herein;

WHEREAS, concurrently with the execution of this Agreement, Chromocell is entering into a Development and License Agreement with Benuvia (the “License Agreement”), dated as of the Effective Date, pursuant to which Benuvia is licensing the rights to certain technology relating to Diclofenac, Rizatriptan and Ondansetron to Chromocell;

WHEREAS, defined terms used in this Agreement but not defined herein shall have the meanings set forth in the License Agreement; and

WHEREAS, in consideration of Benuvia’s license to Chromocell under the License Agreement, Chromocell has agreed to issue to Benuvia certain shares of Chromocell’s Common Stock in accordance with the terms and conditions of the License Agreement and this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the Parties agree as follows:

A.             Closing and Delivery

i.                Payment of License Fee. Subject to the terms and conditions of this Agreement, the License Agreement and in reliance upon the representations, warranties and agreements contained herein and therein, Chromocell will issue to Benuvia 3,458,033 shares of Common Stock (the “Benuvia Shares”), which shall be subject to any future reverse stock split or similar transaction of Chromocell’s Common Stock (the “License Fee”). The Parties agree that the consideration received by Chromocell hereunder shall be the execution and delivery by Benuvia of the License Agreement which consideration the Parties have agreed is at least equal to the par value of the Benuvia Shares issued hereunder.

ii.              Closing. The payment of License Fee and issuance of the Benuvia Shares shall occur simultaneously with the execution of this Agreement and the License Agreement remotely via the exchange of documents and signatures (the “Closing”).

iii.             Chromocell Deliverables. At the Closing, Chromocell shall deliver to Benuvia:

(1)	A certificate of the Secretary (or other authorized officer) of Chromocell certifying: (a) that attached thereto are true and complete copies of all resolutions of the board of directors of Chromocell (i) authorizing the execution, delivery, and performance of this Agreement, the License Agreement, and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) to which Chromocell is a party (ii) authorizing the consummation of the transactions contemplated by the Transaction Documents, and (iii) confirming that the Benuvia Shares shall, when issued, be deemed duly authorized and validly issued, fully paid and non-assessable, and that such resolutions are in full force and effect; (b) the names, titles, and signatures of the officers of Chromocell authorized to sign the Transaction Documents; and (c) that attached thereto are true and complete copies of the Certificate of Incorporation and Bylaws of Chromocell, each, as currently in effect, including any amendments or restatements thereto, and that such governing documents remain in full force and effect at the time of Closing; and

(2)	the shares of Common Stock required to be issued at the Closing, registered in the name of Benuvia.

B.              Representations and Warranties

i.                Representations and Warranties of the Parties. Each Party hereby agrees that the representations and warranties contained in Article VIII of the License Agreement are incorporated into this Agreement and made as of the Closing. In addition, each Party also represents and warrants to the other Party, as of the Closing:

(1)	It is duly formed or organized, as the case may be, is validly existing and in good standing under the laws of the state of its organization or formation, as the case may be, and has all company powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a material adverse effect on it.

(2)	It is duly qualified to do business as a foreign company and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on it.

(3)	The execution, delivery and performance by it of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby are within its company powers and have been duly authorized by all necessary action. This Agreement has been duly and validly executed and delivered by it and is a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(4)	The execution and delivery of this Agreement and the performance by it of its obligations under this Agreement and the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body agency, official or authority, except for filings with the United States Patent and Trademark Office, the United States Securities and Exchange Commission (the “Commission”) and other institutions and offices with similar functions in foreign jurisdictions.

(5)	The execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby and performance of its obligations under this Agreement do not and will not (i) violate its organization or governance documents, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any person, constitute a default under, result in a violation of, conflict with, or give rise to any right of termination, cancellation or acceleration of any right or obligation of it, or to a loss of any benefit to which it is entitled under any provision of any agreement or other instrument binding upon it, or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of it, or (iv) result in the creation or imposition of any Lien on any asset of it; provided, however, that clauses (ii) and (iii) are limited to circumstances and events that would have a material adverse effect. A “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

(6)	Benuvia acknowledges that the securities issued pursuant to this Agreement are not registered under the Securities Act, or any state securities laws, and that such securities may not be transferred or sold except pursuant to the registration provisions of the Securities Act, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Benuvia is able to bear the economic risk of holding the securities for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

(7)	Benuvia acknowledges that any certificates evidencing the securities issued pursuant to this Agreement shall bear a restrictive legend in substantially the following form (and including related stock transfer instructions and record notations):

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY.

(8)	Neither Benuvia nor any of the officers, directors or employees of Benuvia has employed any broker or finder in connection with the transaction contemplated by this Agreement. Benuvia shall indemnify Chromocell from and against any broker’s, finder’s or agent’s fees for which Benuvia is responsible.

ii.              Additional Representations and Warranties of Chromocell. Chromocell represents and warrants to Benuvia, as of the Closing:

(1)	The shares of Common Stock to be issued hereunder have been duly authorized by all necessary corporate action and, when issued in accordance with the terms hereof, will be duly authorized and validly issued, fully paid and non-assessable. In addition, such shares will be free and clear of all liens, claims, charges, security interests or agreements, pledges, assignments, covenants, restrictions or other encumbrances created by, or imposed by, Chromocell and rights of refusal of any kind imposed by Chromocell (other than restrictions on transfer under applicable securities laws) and the holder of such shares shall be entitled to all rights accorded to a holder of Common Stock. As of the Effective Date, Chromocell’s authorized capital stock consists of:

(a)	100,000,000 shares of Chromocell’s Common Stock, of which 31,668,632 shares are issued and outstanding; and

(b)	10,000,000 shares of Chromocell’s preferred stock, par value $0.0001 per share, of which 602,600 are issued and outstanding.

(2)	As of the Closing (i) all of the issued and outstanding shares of capital stock of Chromocell have been duly authorized and validly issued, fully paid and non-assessable, (ii) all of the issued and outstanding shares of capital stock of Chromocell will have been issued in compliance with all applicable federal and state securities laws, (iii) none of the issued and outstanding shares of capital stock of Chromocell will have been issued in violation of any agreement, arrangement, or commitment to which Chromocell or any of its Affiliates is a party or is subject to or in violation of any preemptive or similar rights of any person, and (iv) all of the Common Stock will have the rights, preferences, powers, restrictions, and limitations set forth in the Certificate of Incorporation of Chromocell and under the Delaware General Corporation Law.

C.             Resale Registration Statement

i.                As soon as reasonably practicable (and in any event within one hundred and eighty (180) calendar days of the date on which the initial public offering of Chromocell’s securities (the “IPO”) closes (the “Filing Date”)), Chromocell shall, at Chromocell’s sole cost and expense, file a Registration Statement on Form S-3 or Form S-1 or other appropriate form if Chromocell is not then S-3 eligible (the “Resale Registration Statement”) providing for the registration and resale by Benuvia of the Benuvia Shares. Chromocell shall use commercially reasonable efforts to cause such registration to become effective as soon as practicable and to keep such Resale Registration Statement effective at all times until Benuvia no longer owns any Benuvia Shares. Benuvia will be required to complete, sign and return an investor questionnaire to Chromocell in connection with any such registration statement. In connection with any Resale Registration Statement, Chromocell shall provide Benuvia with no less favorable registration rights than as provided to any other of Chromocell’s selling stockholders whose shares are registered on the Resale Registration Statement, including, without limitation, such rights pertaining to notice periods, underwriting requirements, Chromocell’s obligations to effect such registration, expenses of registration, indemnification and reporting under the Securities Exchange Act of 1934, as amended.

ii.              Lock-Up Agreement from Benuvia. Notwithstanding any other provision of this Agreement, as a condition to the issuance to Benuvia of the Benuvia Shares hereunder, Benuvia shall be required to execute and deliver any Lock-Up Agreement to be provided to Benuvia by Chromocell and/or the underwriters in connection with the IPO and in respect of the Benuvia Shares issued to Benuvia for such reasonable period, not to exceed 180 days, but in any event on the same terms and conditions as the other holders of Chromocell’s Common Stock subject to Lock-Up Agreements.

D.             Covenants

i.                Standstill Provision.

(1)	Benuvia hereby agrees that, for a period of three (3) years from the date hereof, unless specifically invited in writing by Chromocell to do so, neither Benuvia nor any of its affiliates (including subsidiaries) will, or will cause or knowingly permit any of its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives to, in any manner, directly or indirectly:

(a)	effect or seek, initiate, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way advise or, assist any other person to effect or seek, initiate, offer or propose (whether publicly or otherwise) to effect or cause or participate in, any acquisition of any securities (or beneficial ownership thereof) or assets of Chromocell; any tender or exchange offer, merger, consolidation or other business combination involving Chromocell; any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Chromocell; or any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Commission) or consents to vote any voting securities of Chromocell;

(b)            form, join or in any way participate in a “group” (as defined under the Securities Exchange Act of 1934, as amended, hereinafter a “Group”) with respect to any securities of Chromocell;

(c)            otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors, or policies of Chromocell (except as contemplated by Section D(iii) of this Agreement);

(d)            take any action which could reasonably be expected to force Chromocell to make a public announcement regarding any of the types of matters set forth in this Section D(i); or

(e)            enter into any agreements, discussions or arrangements with any third party with respect to any of the foregoing.

(2)	Notwithstanding the foregoing, Chromocell hereby agrees that the provisions of this Section D(i) shall not apply to the following:

(a)	the purchase by Benuvia and/or its affiliates after the date hereof (and not pursuant to this Agreement) of up to an aggregate number of shares of Common Stock that does not exceed 10 % of the number of shares of Common Stock then issued and outstanding;

(b)	the exercise by Benuvia and/or its affiliates, if applicable, of any voting rights available to Company stockholders generally pursuant to any transaction described Section D(i)(1)(a) above, provided that Benuvia has not then either directly, indirectly, or as a member of a Group made, effected, initiated or caused such transaction to occur or otherwise violated this Section D(i);

(c)	the exercise by Benuvia and/or its affiliates, if applicable, of any voting rights generally available to it or them as non-Affiliate security holders of a third party that is a participant in an action or transaction described in Section D(i)(1)(a) above, provided that Benuvia has not then either directly, indirectly, or as a member of a Group made, effected, initiated or caused such action or transaction to occur or otherwise violated this Section D(i);

(d)	any activity by Benuvia after Chromocell has made any public announcement of its intent to solicit or engage in any transaction which would result in the sale of all, or substantially all, of the assets or equity of Chromocell;

(e)	making any communication to Chromocell’s executive management on a confidential basis solely that Benuvia would be interested in engaging in discussions with Chromocell that could result in a negotiated transaction described in Section D(i)(1)(a) so long as Benuvia does not propose any such transaction or discuss or refer to potential terms thereof without Chromocell’s prior consent; and

(f)	the direct or indirect ownership by Benuvia of the Benuvia Shares.

(3)	Benuvia’s rights and Chromocell’s obligations under this Section D(i) shall terminate upon the termination of the License Agreement.

ii.              Benuvia Proposals. Notwithstanding any of the foregoing provisions of Section D(i), Chromocell further agrees that nothing herein shall limit the ability of Benuvia to confidentially propose to the executive management of Chromocell and its board of directors, and/or advocate for, any transaction between Chromocell and any third party unaffiliated with Benuvia or its Affiliates.

iii.             Further Assurances. If, at any time after the Effective Date, any further action is necessary to carry out the purposes of this Agreement, the Parties hereto will take such lawful action, including signing such additional documentation, as is reasonably requested by any other Party to fully carry out the transactions contemplated by this Agreement.

iv.             Post-Closing Litigation Cooperation. At all times from and after the Effective Date, the Parties will use their commercially reasonable efforts to make available to the other, upon reasonable written request, its, and its subsidiaries’, officers, directors, employees, and agents as witnesses or for providing litigation assistance (such as cooperating in a factual background investigation) to the extent that (a) such persons may reasonably be required in connection with the prosecution or defense of any action in which the requesting Party may from time to time be involved and (b) there is no conflict in the action between the Parties. A Party providing witness or litigation services to the other Party under this Section D(iv) will be entitled to receive from the recipient of such services, upon the presentation of invoices therefore, payments for amounts relating to disbursements and other out-of-pocket expenses (which shall be deemed to exclude the costs of salaries and benefits of employees who are witnesses), that are reasonably incurred in providing such witness services.

E.              Survival of Representations, Warranties and Agreements

i.                Notwithstanding any investigation made by any Party to this Agreement, all representations and warranties made by Chromocell and Benuvia herein shall survive the execution of this Agreement and the payment to Benuvia of the License Fee and shall terminate eighteen (18) months after the Closing; provided, however, that the representations and warranties made as of the Closing in Sections B(i)(1) – B(i)(3) and B(ii) shall survive for so long as Benuvia continues to hold any of the shares of Common Stock issued hereunder. No claim may be asserted against either Party for breach of any representation or warranty contained herein, unless written notice of such claim is received by such Party describing in reasonable detail and to the extent available the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation or warranty on which such claim is based ceases to survive as set forth above. In no event shall any Party be liable to the other Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of any representation or warranty in this Agreement.

F.              Other Provisions

i.                Fees and Expenses. Each Party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses, incurred by such Party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

ii.              Amendment and Modification. This Agreement may be amended, modified, or supplemented only by written agreement of Benuvia and Chromocell.

iii.             Waiver of Compliance; Consents. Any failure of either Party to comply with any obligation, covenant, agreement, or condition herein, to the extent legally allowed, may be waived in writing by the other, but any such waiver or failure to insist upon strict compliance with the obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party to this Agreement, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section F(iii).

iv.             Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall only be deemed to have been duly given (a) on the date of service if served personally on the Party to whom notice is to be given, (b) on the Business Day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, postage prepaid and properly addressed, (c) on the date of service if sent via facsimile communication or electronic mail communication (provided that such electronic mail communication is transmitted utilizing either “html” or “pdf” format and the sender has not, within 24 hours of transmission, received an error message indicating that the transmission was not delivered to the recipient), to the Party as follows:

If to Chromocell:
Chromocell Therapeutics Corporation 4400 Route 9 South, Suite 1000 Freehold, New Jersey 07728
Attn: Francis Knuettel II
Email: frank@chromocell.com
With a copy to: Sullivan & Worcester LLP 1633 Broadway New York, New York 10019 Attn: David Danovitch and Aaron Schleicher Email: ddanovitch@sullivanlaw.com; aschleicher@sullivanlaw.com

If to Benuvia:
Benuvia Operations, LLC
3950 N. Mays Street Round Rock, Texas 78665
Attn: Darwin Richardson
Email: drichardson@benuvia.com With a copy to: Cohen Tauber Spievack & Wagner P.C. 420 Lexington Ave., Suite 2400 New York NY 10170-2499 Attn: Jerry Cohen Email: jcohen@ctswlaw.com

v.               Assignment. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties hereto, provided that Benuvia shall not assign its rights or obligations hereunder unless Benuvia assigns such rights in whole and not in part to an assignee of such rights and obligations which shall agree in writing with Chromocell to be bound by this Agreement and that Benuvia’s rights under Section D shall not be assignable.

vi.             No Third-Party Beneficiaries. This Agreement is intended for the benefit of the Parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

vii.           Rules of Interpretation. As used in this Agreement:

a.               “including” means “including without limitation”;

b.               all references to statutes are deemed to refer to such statutes as amended from time to time or as superseded by comparable successor statutory provisions.

viii.         Headings; Internal References. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties, and shall not affect the interpretation hereof.

ix.             Entire Agreement. This Agreement, including the License Agreement and the Exhibits thereto, and the other documents executed and delivered pursuant hereto and thereto, contain the entire agreement among the Parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings. There are no restrictions, promises, representations, warranties (express or implied), covenants, agreements, or undertakings of the parties, other than those expressly set forth or referred to in this Agreement.

x.               Severability. If any provision hereof is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions hereof shall continue in full force and effect and shall in no way be affected or invalidated.

xi.             Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

xii.           Consent to Jurisdiction. Each Party to this Agreement agrees and consents to the exclusive jurisdiction of any court sitting in New York, New York and the United States District Court for the Southern District of New York (if federal jurisdiction exists), and any applicable appellate courts, with respect to all matters relating to this Agreement and to the transactions contemplated hereby, waives all objections based on lack of venue and forum non-conveniens and irrevocably consents to the personal jurisdictions of all such courts.

Publicity. Except as otherwise provided herein, no Party shall issue any press releases or otherwise make any public statement with respect to the transactions contemplated by this Agreement without the prior written consent of the other Party, except as may be required by applicable law or regulations, in which case such Party shall provide the other Party with reasonable notice of such publicity and/or opportunity to review such disclosure. Chromocell may issue a press release announcing the transaction contemplated by this Agreement and the License Agreement prior to the opening of the financial markets in New York City on the business day immediately following the Effective Date. Such press release shall be substantially in the form mutually agreed to by the Parties.

The Parties have executed this Agreement as of the date first written above.

CHROMOCELL:

CHROMOCELL THERAPEUTICS CORPORATION

By:	/s/ Francis Knuettel II
Name: Francis Knuettel II Title: CFO

BENUVIA: BENUVIA OPERATIONS, LLC

By:	/s/ Muna Said-Elmi
Name: Muna Said-Elmi Title: Manager